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                                  EXHIBIT 11.1

                           SONUS PHARMACEUTICALS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE




                                                             Three Months Ended                       Nine Months Ended
                                                                September 30,                           September 30,
                                                        -----------------------------         -------------------------------
                                                           1996               1995                1996                1995
                                                        ----------        -----------         -----------         -----------
Net income (loss) ..............................        $2,801,745        $(1,947,175)        $  (925,037)        $(2,838,157)
                                                        ==========        ===========         ===========         ===========

Weighted average shares outstanding ............         8,490,201          1,952,864           8,467,100           1,963,843
Net effect of stock option exercised and stock
  options and warrants granted during the 12
  months prior to the Company's filing of its
  initial public offering, calculated using the
  treasury stock method at the offering price
  of $7 per share, and treated as outstanding
  for all periods prior to the closing of the
  initial public offering ......................                --             97,196                  --              97,730

Net effect of common stock equivalents
  calculated using the treasury stock method ...           640,790                 --                  --                  --
                                                        ----------        -----------         -----------         -----------
Shares used in computation of net income
  (loss) per share .............................         9,130,992          2,050,060           8,467,100           2,061,573
                                                        ==========        ===========         ===========         ===========
Net income (loss) per share ....................        $     0.31        $     (0.95)        $     (0.11)        $     (1.38)
                                                        ==========        ===========         ===========         ===========


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